EXHIBIT 14.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REED ELSEVIER COMBINED FINANCIAL STATEMENTS
We consent to the incorporation by reference in Registration Statement Nos. 333-08542 and 333-12666 of Reed International P.L.C. and Elsevier NV on Form S-8 and in the Post-Effective Amendment No. 1 to Registration Statement No. 333-6710-02 and the Registration Statement No. 333-13188-01 of Reed International P.L.C. and Elsevier NV on Form F-3 of our report dated February 15, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to adoption of Statement of Financial Accounting Standards No. 123(R) — Share-based payment), relating to the combined financial statements of Reed Elsevier, appearing in the Annual Report on Form 20-F of Reed Elsevier PLC and Reed Elsevier NV for the year ended December 31, 2005.

Deloitte & Touche LLP London, United Kingdom March 16, 2006	J. Hopmans Deloitte Accountants B.V. Amsterdam, The Netherlands March 16, 2006